Exhibit 10.4

Amended and Restated Employment Agreement

April 21, 2005

Kenneth C. Carter, Ph.D.

Dear Ken:

This Amended and Restated Employment Agreement (this “Agreement”), on its Effective Date (as defined below), amends, restates and supercedes your prior Letter of Employment dated December 2, 1999, as amended December 3, 2002, between Avalon Pharmaceuticals, Inc., formerly Therapeutic Genomics, Inc. (the “Company”), and you (the “Prior Letter Agreement”). This Agreement shall be effective and shall supercede the Prior Letter Agreement concurrently with the effective date of the first registration statement filed by the Company to register shares of its common stock for sale to the public through one or more underwriters (the “Effective Date”). Notwithstanding the foregoing, this Agreement shall not become effective, shall be deemed null and void and shall not supercede the Prior Letter Agreement if (i) the Effective Date does not occur prior to January 1, 2006 or (ii) your employment is terminated by the Company or by you for any reason prior to the Effective Date. If this Agreement does not become effective, the Prior Letter Agreement shall remain in full force and effect in accordance with its terms. The terms of your employment are as follows:

1.	Position. In your position of President and Chief Executive Officer, you will report solely to the Company’s Board of Directors, based out of the Company’s offices to be located in Maryland.

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

2.	Starting Date/Nature of Relationship. It is expected that your employment will start on December 27, 1999* (the “Start Date”). No provision of this letter shall be construed to create an expressed or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason upon not less than 60 days prior written notice if terminated by the Company and 60 days prior written notice if terminated by you.

3.	Compensation. I have calculated your initial salary based on the Price Waterhouse Coopers survey of CEOs for 1998 (+10%) for the median income and companies with less than 10 people, we would expect to change this after review

* This date will be adjusted to the date of the Series A financing.

by the Compensation Committee at your six month review. (Attached is the review sheet).

a)	Initial starting salary will be $165,000 per year, paid bi-weekly.

b)	You will receive incentive stock options to purchase, at fair market value to be determined by the Company’s Board of Directors (expected to be $0.20 per share), 125,000 Shares of Common Stock of Avalon Pharmaceuticals, Inc. (representing 5% of the Company’s expected Series A shares), vesting in quarterly increments over a period of four years as described in the Stock Option Agreement, which you and the Company will enter into following the Start Date.

c)	You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your annual bonus in the year 2000 may reach $35,000, depending on the performance of the Company and your individual performance.

d)	The Company will make you an initial loan of $50,000 to be secured by your I.S.O. pool until repaid.

e)	Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. In the event you are terminated by the Company without “Cause” (as herein defined), or if you terminate your employment with the Company for “Good Reason” (as hereinafter defined), the Company shall immediately vest all shares granted to you under the Company’s Stock Option Plan that have not vested as of the date of your termination, continue to pay you your bi-weekly rate in effect at the time of termination for a period of eighteen months (“Severance”); provide you with outplacement services; provide and pay the Company’s portion of your health insurance and life insurance for a period of eighteen months following such termination; and, at the discretion of the Compensation Committee as may be approved by the Board, pay you a bonus payable in bi-weekly installments commencing in the month following the end of the calendar year of the year of your termination, based upon the bonus it might have paid to you, if any, at the conclusion of the calendar year of the year of your termination, prorated to the date of your termination, and adjusted to reflect whether goals set by the Board of Directors were satisfied. You shall not be required to mitigate damages by seeking employment elsewhere. If you are terminated with Cause, the

Company shall pay you only your current base salary earned through the termination date, plus accrued vacation, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. The Company shall not be obligated to continue any such payments to you under this Section 3(e) in the event you materially breach the terms under the Confidentiality Agreement attached hereto. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of the Confidentiality Agreement.

f)	For the purposes of this Section 3, “Cause” shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality and Non-competition Agreement substantially in the form of Attachment A to this letter.

g)	Termination of your employment by you shall constitute termination for “Good Reason” if such termination occurs (a) within eighteen months of a “Change in Control” (as hereinafter defined) (b) within three months of a material diminution in your responsibilities as Chief Executive Officer (provided that such diminution is not in connection with the termination of your employment for Cause), (c) within three months of no longer reporting to the Board of Directors of the Company or (d) within three months of your principal work location changing to be more than 50 miles from your current residence. The Company shall notify you, within 10 days of receipt of your notice of intent to terminate your employment for Good Reason, if the Company disagrees with your intent to terminate under this paragraph 3(g).

A “Change in Control” shall be deemed to have occurred if either: (i) any “person” (including, without limitation, any individual, sole proprietorship, partnership, trust, corporation, association, joint venture, or other entity, whether or not incorporated), or “group” of persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes, after the date hereof, the

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any two (2) year period, individuals who constitute the Board of Directors at the beginning of such period, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board of Directors caused by the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors; (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; (iv) the Company consolidates with, or merges with or into another entity, or any entity consolidates with, or merges with or into, the Company (a “Merger”), in which the owners of outstanding voting stock of the Company immediately prior to such Merger do not represent at least a majority of the voting power in the surviving entity after the Merger; or (v) the stockholders of the Company approve a plan of liquidation or dissolution.

4.	Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executive and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eight paid holidays, four floating holidays and three weeks paid vacation per year. You will accrue additional vacation days at a rate of one day per year of service. You will further be provided with a parking space at our current offices in NYC (and any office to which the Company may relocate), at no cost to you.

5.	Board of Directors. You will be nominated to serve as a member of the Company’s Board of Directors at the first scheduled meeting.

6.	Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Confidentiality and Non-competition Agreement substantially in the form of Attachment A to this letter (the “Confidentiality Agreement”).

7.	General.

a)	This letter, together with the Confidentiality Agreement and the Stock Option Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

b)	This letter shall be subject to and contingent upon the satisfactory results of a medical physical, by a physician to be designated by the Company.

c)	This letter shall be governed by the law of the State of Maryland.

Sincerely,

ON BEHALF OF THE BOARD OF DIRECTORS OF

AVALON PHAMRACEUTICALS, INC.

By:	/s/ William Scott

	Name:	William Scott
	Title:	Director and Compensation Committee Chairman

ACCEPTED AND AGREED:
/s/ Kenneth C. Carter

Date:		April 21, 2005